Exhibit 99.1

American Campus Communities, Inc. Reports Fourth Quarter and Year End 2012 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--February 12, 2013--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter and year ended December 31, 2012.

Highlights

Fourth Quarter 2012

  Increased quarterly FFOM 55.6 percent to $57.1 million or $0.56 per fully diluted share compared to $36.7 million or $0.50 per fully diluted share in the fourth quarter prior year. Excluding $3.3 million of acquisition expenses, fourth quarter FFOM would have been $60.4 million or $0.59 per fully diluted share.
  Increased same store wholly-owned Net Operating Income (NOI) by 2.5 percent over the fourth quarter 2011.
  Achieved 97.4 percent same store wholly-owned occupancy as of December 31, 2012.
  Awarded a second phase American Campus Equity (ACE®) development at Drexel University with an estimated total development cost of $168.0 million. The 1,316-bed community is scheduled to open for occupancy in Fall 2015.
  Awarded a faculty and staff housing project by Princeton University with their desire for an ACE transaction structure. The 326-unit community, Merwick Stanworth Housing, will be delivered in two phases. Phase one is targeting a Summer 2014 completion and phase two is expected to be complete in Summer 2015.

Full Year 2012

  Increased 2012 full year FFOM 28.8 percent to $165.0 million or $1.91 per fully diluted share compared to $128.1 million or $1.81 per fully diluted share for the full year 2011. Excluding $9.7 million of acquisition expenses, full year FFOM would have been $174.7 million or $2.02 per fully diluted share.
  Increased same store wholly-owned Net Operating Income (NOI) by 3.4 percent over the year ended December 31, 2011.
  Acquired 40 off-campus properties totaling $1.8 billion containing 23,441 beds with an average distance to campus of 0.48 miles.
  Completed construction and opened 11 owned developments totaling $381.4 million containing 6,703 beds, including six on-campus ACE communities totaling $219.9 million and five owned off-campus communities totaling $161.5 million. The average occupancy of the 11 new developments was 95.2 percent as of December 31, 2012.
  Disposed of three assets totaling $54.1 million containing 1,584 beds with an average age of 15.5 years and average distance to campus of 1.8 miles.
  Completed and delivered four third-party development projects totaling 2,236 beds at Illinois State University, Northern Illinois University, University of Wyoming and a dining hall at Arizona State University.
  Commenced or continued construction on eight owned-development projects totaling approximately $415.3 million and containing 5,258 beds to be delivered in 2013 and 2014 with average distance to campus of 0.1 miles.
  Raised approximately $1.3 billion in net proceeds from two follow-on equity offerings, which allowed the company to maintain a strong balance sheet with attractive credit ratios during a high-growth year. The offerings included the issuance of 29,900,000 shares of common stock at a weighted average issue price of $44.04 per share.

Fourth Quarter Operating Results

Revenue for the 2012 fourth quarter totaled $155.7 million, up 48.4 percent from $104.9 million in the fourth quarter 2011 and operating income for the quarter increased $10.2 million or 33.2 percent over the prior year fourth quarter. The increase in revenues and operating income was primarily due to growth resulting from property acquisitions, recently completed development properties, and increased rental rates for the 2012-2013 academic year. Net income for the 2012 fourth quarter totaled $23.7 million, or $0.23 per fully diluted share, compared with net income of $15.8 million, or $0.22 per fully diluted share, for the same quarter in 2011. The increase in net income as compared to the prior year quarter is primarily due to the increases in operating income discussed above and a gain recognized on the disposition of two properties during the 2012 fourth quarter, offset by an increase in interest expense related to loans assumed in connection with property acquisitions. FFO for the 2012 fourth quarter totaled $58.5 million, or $0.57 per fully diluted share, as compared to $39.4 million, or $0.54 per fully diluted share for the same quarter in 2011. FFOM for the 2012 fourth quarter was $57.1 million, or $0.56 per fully diluted share as compared to $36.7 million, or $0.50 per fully diluted share for the same quarter in 2011. Excluding acquisition-related costs, FFO for the 2012 fourth quarter totaled $61.8 million or $0.60 per fully diluted share and FFOM for the 2012 fourth quarter totaled $60.4 million or $0.59 per fully diluted share. A reconciliation of FFO and FFOM to net income is shown in Table 3.

NOI for same store wholly-owned properties was $53.4 million in the quarter, up 2.5 percent from $52.1 million in the 2011 fourth quarter. Same store wholly-owned property revenues increased by 2.4 percent over the 2011 fourth quarter due to an increase in average rental rates for the 2012-2013 academic year. Same store wholly-owned property operating expenses increased by 2.2 percent over the prior year quarter. NOI for the total wholly-owned portfolio increased 57.4 percent to $82.7 million for the quarter from $52.6 million in the comparable period of 2011.

"2012 has been an exceptional year for the company with the addition of approximately $2.2 billion in quality assets through both development and acquisition, along with industry leading occupancy in our same store portfolio," said Bill Bayless, American Campus CEO. “In 2013, we are now focused on the integration of our growth assets, leasing our portfolio for the 2013-2014 academic year, and fostering new growth opportunities to facilitate continued value creation for our shareholders."

Portfolio Update

As of February 8, 2013, the company’s same store wholly-owned portfolio was 47.7 percent applied for and 43.3 percent leased compared to 53.7 percent applied for and 46.4 percent leased for the same date prior year, with a 2.1 percent current rental rate increase projected over the in-place rent.

Acquisitions

In November, the company acquired 19 select student housing properties with 12,049 beds, including 366 beds at an additional phase currently under development at an existing property, from affiliates of Kayne Anderson Capital Advisors, L.P. The aggregate purchase price of $862.8 million includes the assumption of approximately $395.8 million of outstanding mortgage debt. The acquisition of the phase under development, which is expected to close during the third quarter of 2013, is subject to certain closing conditions, including satisfactory completion of such phase. The projected year-one cap rate is 6.0 percent nominal (inclusive of upfront capital improvements) and 5.7 percent economic (inclusive of the assumed $200 per bed capital reserves, upfront capital improvements, loan assumption costs, and transaction expenses).

Mezzanine Investment Program

In December, the company closed on the pre-sale acquisition of University Edge, a 608-bed off-campus community serving students at Kent State University. The pedestrian asset was delivered on time for Fall 2012 move-in and is 90 percent occupied. The year one projected cap rate at that occupancy is 6.4 percent nominal and 6.0 percent economic.

Developments

Owned

During the quarter, the company commenced construction on The Plaza on University, a $112.3 million mixed-use development project in Orlando, Florida. The 1,313-bed project, previously referred to as University Shoppes, is located adjacent to the University of Central Florida and will feature 60,000 square-feet of retail space with four stories of residential units. The community is scheduled to open for occupancy in August 2014.

Also during the quarter, the company executed a predevelopment agreement for a $49.0 million ACE transaction at the University of Southern California Health Sciences Campus. The community will contain approximately 460 beds with the timing of project completion still to be determined based upon the City of Los Angeles entitlement process.

American Campus was awarded a second phase ACE development at Drexel University, with an estimated total development cost of $168.0 million. The 1,316-bed on-campus development at the corner of 34th Street and Lancaster Avenue will include suite and apartment beds that will serve to meet the University’s housing requirements. The mixed-use building will include ground floor retail, a dining facility, and more than 20,000-square-feet of purpose-built student amenity space. Construction commencement is anticipated during the third quarter 2013 with occupancy expected for Fall 2015.

In addition, American Campus has entered into a letter of intent with Drexel University to convert University Crossings, the company’s owned off-campus community containing 1,016 beds, into an ACE transaction.

The company has also executed a predevelopment agreement with Princeton University for the development of a faculty and staff housing project via a proposed ACE transaction structure. Merwick Stanworth housing, consisting of 326 units (600 beds) with a phased delivery, will be developed on two contiguous University owned sites located approximately 0.45 miles north of Princeton University and pedestrian to Palmer Square, a vibrant retail, dining and entertainment district in the heart of Princeton. The new community is intended to serve and house primarily faculty and staff members in a mix of one-, two-, and three- bedroom apartment and townhome units. Currently, 128 units are anticipated to open Summer 2014, followed by 198 units expected to open Summer 2015.

Regarding American Campus’ planned development at West Virginia University in Morgantown, the company and the University are now considering other transaction structures as alternatives to ACE due to project feasibility.

Dispositions

In October, the company sold Brookstone Village and Campus Walk, a combined 528-bed community located in Wilmington, North Carolina, for a total sales price of $26.6 million. The outstanding debt on the two properties was $10.8 million. Cap rates on the transaction are 6.6 percent nominal and 6.3 percent economic.

2013 Outlook

The company believes that the financial results for the fiscal year ending December 31, 2013 may be affected by, among other factors:

  national and regional economic trends and events;
  the timing of acquisitions and/or dispositions;
  interest rate risk;
  the timing of commencement and completion of construction on owned development projects;
  the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
  university enrollment, funding and policy trends;
  the ability of the company to earn third-party management revenues;
  the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
  the ability of the company to integrate acquired properties;
  the outcome of legal proceedings arising in the normal course of business; and
  the success of releasing the company’s owned properties for the 2013-2014 academic year.

Based upon these factors, management anticipates that fiscal year 2013 FFO will be in the range of $2.37 to $2.46 per fully diluted share and FFOM will be in the range of $2.32 to $2.42 per fully diluted share. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2013, and assumptions utilized, is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss fourth quarter and year end results and the 2013 outlook on Wednesday, February 13, 2013 at 11 a.m. EST (10:00 a.m. CST). Participants from within the U.S. may dial 888-317-6003 passcode 2010841, and participants outside the U.S. may dial 412-317-6061 passcode 2010841 at least 10 minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until February 22, 2013 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) conference number 10023564. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts (NAREIT) currently defines Funds from Operations (FFO) as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties, impairment charges, losses on early extinguishment of debt related to property dispositions, and other non-cash charges. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 160 student housing properties containing approximately 98,800 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 187 properties with approximately 121,300 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2012[1]	December 31, 2011
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$4,871,376	$2,761,757
Wholly-owned properties held for sale	-	27,300
On-campus participating properties, net	57,346	59,850
Investments in real estate, net	4,928,722	2,848,907

Cash and cash equivalents	21,454	22,399
Restricted cash	36,790	22,956
Student contracts receivable, net	7,287	5,324
Other assets	124,709	108,996

Total assets	$5,118,962	$3,008,582

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,509,105	$858,530
Unsecured term loan	350,000	200,000
Unsecured revolving credit facility	258,000	273,000
Secured agency facility	104,000	116,000
Accounts payable and accrued expenses	56,046	36,884
Other liabilities	107,223	77,840
Total liabilities	2,384,374	1,562,254

Redeemable noncontrolling interests	57,534	42,529

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,043	725
Additional paid in capital	3,001,520	1,664,416
Accumulated earnings and dividends	(347,521)	(286,565)
Accumulated other comprehensive loss	(6,661)	(3,360)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	2,648,381	1,375,216
Noncontrolling interests	28,673	28,583
Total equity	2,677,054	1,403,799

Total liabilities and equity	$5,118,962	$3,008,582
1

Balance sheet amounts represent preliminary purchase price allocations for properties acquired as part of the Campus Acquisitions and Kayne Anderson portfolio acquisitions. Such allocations will be finalized upon filing of the company’s Form 10-K.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2012		2011	2012		2011
Revenues	(unaudited)			(unaudited)
Wholly-owned properties	$143,706		$93,292	$448,052		$345,411
On-campus participating properties	8,400		8,137	26,166		25,252
Third-party development services	1,147		1,347	8,574		7,497
Third-party management services	1,810		1,827	6,893		7,254
Resident services	623		331	1,605		1,353
Total revenues	155,686		104,934	491,290		386,767
Operating expenses
Wholly-owned properties	61,586	[1]	41,049	210,307	[1]	163,857
On-campus participating properties	2,767		2,685	11,073		10,180
Third-party development and management services	2,885		3,567	10,898		11,368
General and administrative	7,205	[2]	3,821	22,965	[2]	12,752
Depreciation and amortization	39,046		22,182	115,884		86,229
Ground/facility leases	1,387		984	4,248		3,608
Total operating expenses	114,876		74,288	375,375		287,994
Operating income	40,810		30,646	115,915		98,773
Nonoperating income and (expenses)
Interest income	402		209	1,760		582
Interest expense	(16,986)	[3]	(12,665)	(56,577)	[3]	(51,593)
Amortization of deferred financing costs	(1,435)		(1,332)	(4,482)		(5,107)
(Loss) income from unconsolidated joint ventures	-		(574)	444		(641)
Other nonoperating income	397		-	411		-
Total nonoperating expenses	(17,622)		(14,362)	(58,444)		(56,759)
Income before income taxes and discontinued operations	23,188		16,284	57,471		42,014
Income tax provision	(232)		(60)	(725)		(433)
Income from continuing operations	22,956		16,224	56,746		41,581
Discontinued operations
(Loss) income attributable to discontinued operations	(190)		(337)	771		1,585
Loss from early extinguishment of debt	(1,591)		-	(1,591)		-
Gain from disposition of real estate	4,229		232	4,312		14,806
Total discontinued operations	2,448		(105)	3,492		16,391
Net income	25,404		16,119	60,238		57,972
Net income attributable to noncontrolling interests	(1,749)		(284)	(3,602)		(1,343)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$23,655		$15,835	$56,636		$56,629
Other comprehensive income (loss)
Change in fair value of interest rate swaps	890		748	(3,301)		2,143
Comprehensive income	$24,545		$16,583	$53,335		$58,772
Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders
Basic	$0.23		$0.22	$0.66		$0.81
Diluted	$0.23		$0.22	$0.65		$0.80
Weighted-average common shares outstanding
Basic	100,517,983		71,295,963	84,711,584		69,243,203
Diluted	102,248,249		72,746,157	85,309,451		69,807,394
1	Wholly-owned properties operating expenses for the three months and year ended December 31, 2012 include $0.3 million and $1.8 million, respectively, of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees.
2	General and administrative expenses for the three months and year ended December 31, 2012 include $2.8 million and $7.5 million, respectively, of acquisition-related costs such as due diligence costs and legal and accounting fees related to our recent portfolio acquisitions in September 2012 and November 2012.
3	Interest expense for the three months and year ended December 31, 2012, respectively, includes $0.2 million and $0.4 million of acquisition-related costs associated with bridge loan commitments obtained in connection with our recent portfolio acquisitions in September 2012 and November 2012.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds From Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$23,655	$15,835	$56,636	$56,629
Noncontrolling interests[1]	407	284	1,205	1,343
Gain from disposition of real estate	(4,229)	(232)	(4,312)	(14,806)
Loss (income) from unconsolidated joint ventures	-	574	(444)	641
FFO from unconsolidated joint ventures[2]	-	(557)	429	(576)
Real estate related depreciation and amortization	38,640	22,382	114,841	87,951
Elimination of provision for asset impairment– wholly-owned properties[3]	-	559	-	559
Elimination of provision for asset impairment– unconsolidated joint ventures[4]	-	546	-	546
Funds from operations (“FFO”)	58,473	39,391	168,355	132,287
Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	(2,703)	(2,498)	(3,238)	(3,074)
Amortization of investment in on-campus participating properties	(1,163)	(1,138)	(4,644)	(4,468)
	54,607	35,755	160,473	124,745
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[5]	498	564	2,065	2,190
Management fees	374	374	1,188	1,144
Impact of on-campus participating properties	872	938	3,253	3,334
Elimination of loss from early extinguishment of debt[6]	1,591	-	1,591	-
Elimination of gain on debt restructuring-
unconsolidated joint venture[7]	-	-	(424)	-
Loss on remeasurement of equity method investment[8]	-	-	122	-
Funds from operations-modified ("FFOM”)	$57,070	$36,693	$165,015	$128,079
FFO per share – diluted	$0.57	$0.54	$1.95	$1.87
FFOM per share – diluted	$0.56	$0.50	$1.91	$1.81
Weighted average common shares outstanding– diluted	102,362,377	72,860,285	86,375,470	70,834,789
Acquisition–related costs	$3,327	$858	$9,647	$1,537
FFOM (excluding acquisition-related costs)	$60,397	$37,551	$174,662	$129,616
FFOM per share (excluding acquisition-related costs)	$0.59	$0.52	$2.02	$1.83
1	Excludes $0.4 million and $1.4 million for the three months and year ended December 31, 2012, respectively, of income attributable to the noncontrolling partner in The Varsity, a property purchased in December 2011 from a seller that retained a 20.5% noncontrolling interest in the property. Also excludes $1.0 million for both the three months and year ended December 31, 2012, of income attributable to the seller of University Edge, a property subject to a pre-sale arrangement that was consolidated for financial reporting purposes prior to our purchase of the property in December 2012.
2	Represents our 10% share of FFO from a joint venture with Fidelity (“Fund II”) in which we were a noncontrolling partner. In January 2012, we purchased the full ownership interest in the one remaining property owned by Fund II (University Heights). Subsequent to the acquisition, the property is now wholly-owned and is consolidated by the company.
3	Represents an impairment charge recorded for Pirates Cove, a property sold in April 2012.
4	Represents our share of impairment charges recorded for properties owned through our unconsolidated Fidelity Joint Ventures.
5	50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents actual cash received for the year-to-date periods and amounts accrued for the interim periods.
6	Represents losses associated with the early pay-off of mortgage loans for Brookstone Village and Campus Walk in connection with the sale of those properties in October 2012. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, we view the losses from early extinguishment of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that adjusting FFO to exclude these losses more appropriately reflects the results of our operations exclusive of the impact of our disposition transactions.
7	Immediately prior to our purchase of University Heights from Fund II (see Note 2), Fund II negotiated a Settlement Agreement with the lender of the property’s mortgage loan whereby the lender agreed to accept a discounted amount that was less than the original principal amount of the loan as payment in full. Accordingly, Fund II recorded a gain on debt restructuring to reflect the discounted payoff. Our 10% share of such gain is reflected above as an adjustment to FFOM.
8	Represents a non-cash loss recorded to remeasure our equity method investment in Fund II to fair value as a result of our purchase of the full ownership interest in University Heights from Fund II in January 2012.

Table 4
American Campus Communities, Inc. and Subsidiaries
2013 Outlook[1]
(unaudited, dollars in thousands, except share and per share data)

	Low	High
Net income	$77,300	$87,500
Noncontrolling interests	1,400	1,600
Depreciation and amortization	173,800	173,800
Funds from operations (“FFO”)	252,500	262,900

Elimination of operations from on-campus participating properties	(8,000)	(8,200)
Modifications to reflect operational performance of on-campus participating properties	3,200	3,600
Funds from operations – modified (“FFOM”)	$247,700	$258,300

Weighted average common shares outstanding – diluted	106,725,000	106,725,000

Net income per share – diluted	$0.72	$0.82

FFO per share – diluted	$2.37	$2.46

FFOM per share – diluted	$2.32	$2.42
1	Assumes: (1) the company will achieve property level net operating income of $352.0 million to $358.1 million (including $100.0 million of net property dispositions in excess of property acquisitions at the low end of the range, and $100.0 million of net property acquisitions in excess of dispositions at the high end of the range); (2) same store property net operating income growth of 3.9% - 5.0%; (3) the company will initiate a $300 million to $400 million inaugural bond offering during the first quarter 2013; and (4) the company will achieve third-party revenues of $9.3 million to $11.8 million.

CONTACT:
American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000